                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                           ARGUSS COMMUNICATIONS, INC.
                       (Name of Subject Company (Issuer))


                             TROY ACQUISITION CORP.
                             DYCOM INDUSTRIES, INC.
                                    (Offeror)
    (Names of Filing Persons (identifying status as offeror, issuer or other person))

                     Common Stock, Par Value $.01 Per Share
           Including the Associated Right to Purchase Preferred Stock
                         (Title of Class of Securities)

                                    040282105
                      (CUSIP Number of Class of Securities)

                              MARC R. TILLER, ESQ.
                             DYCOM INDUSTRIES, INC.
                          4440 PGA BOULEVARD, SUITE 500
                        PALM BEACH GARDENS, FLORIDA 33410
                                 (561) 627-7171
  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                 and Communications on Behalf of Filing Persons)

                                    Copy to:
                              SPENCER D. KLEIN, ESQ.
                               SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 848-4000

                            CALCULATION OF FILING FEE

       TRANSACTION VALUATION*                     AMOUNT OF FILING FEE**

       $90,810,358.00                                   $8,355.00

----------

* Estimated solely for purposes of calculating the registration fee pursuant to Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of
     1934, based on the product of (i) $5.06, the average of the high and low sales prices of shares of Arguss Communications, Inc. common stock on the New York Stock Exchange on January 22, 2002 and (ii) 17,946,711, representing the aggregate number of shares of Arguss Communications, Inc. common stock outstanding at the close of business on January 22, 2002 plus the maximum number of securities convertible into shares of Arguss Communications, Inc. common stock.

**   Calculated as 0.000092 of the transaction value.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     Amount Previously Paid: $8,355.00      Filing Party: Dycom Industries, Inc.
     Form or Registration No.: S-4          Date Filed: January 23, 2002

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

   [X]  third-party tender offer subject to Rule 14d-1.
   [ ]  issuer tender offer subject to Rule 13e-4.
   [ ]  going-private transaction subject to Rule 13e-3.
   [ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

      This Tender Offer Statement on Schedule TO (this "Schedule TO") is filed by Dycom Industries, Inc., a Florida corporation ("Dycom"), and Troy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Dycom ("Purchaser"). This Schedule TO relates to the offer by Dycom, through its wholly owned subsidiary, Purchaser, to exchange for each outstanding share of common stock, par value $.01 per share (together with the associated right to purchase preferred stock, the "Shares"), of Arguss Communications, Inc., a Delaware corporation ("Arguss"), 0.3333 shares of Dycom Industries, Inc. common stock, par value $0.33-1/3 per share (together with the associated right to purchase preferred shares, the "Dycom Shares"), upon the terms and subject to the conditions set forth in the Prospectus dated January 23, 2002 (the "Prospectus") and in the related Letter of Transmittal, copies of which are attached hereto as Exhibits (a)(1) and (a)(2), respectively (together the Prospectus and the related Letter of Transmittal, with any amendments or supplements thereto, collectively constitute the "Offer").

      The information set forth in the Prospectus and the related Letter of Transmittal is incorporated herein by reference in response to Items 1 - 11 of this Schedule TO. The Agreement and Plan of Merger, dated as of January 7, 2002, among Dycom, Purchaser and Arguss, a copy of which is attached as Exhibit (d)(1) hereto, and the Stockholders' Agreement, dated as of January 7, 2002, among Dycom, Purchaser, Arguss and certain stockholders of Arguss, a copy of which is attached as Exhibit (d)(2) hereto, are each incorporated herein by reference in response to Items 5 and 11 of this Schedule TO.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

      (c) During the last five years, none of Dycom, Purchaser or, to the best of their knowledge, any of the persons listed on Schedule I to the Prospectus
(i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ITEM 12.    MATERIAL TO BE FILED AS EXHIBITS.

(a)(1) Prospectus dated January 23, 2002 (incorporated herein by reference to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(2) Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.5 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(3) Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.6 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(4) Form of Letter from Dealer Manager to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.7 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(5) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients (incorporated herein by reference to Exhibit 99.8 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(6)      Guidelines for Certification of Taxpayer Identification
            Number on Substitute Form W-9 (incorporated by reference to Exhibit
            99.9 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(7) Summary Advertisement as published in THE WALL STREET JOURNAL on January 23, 2002 (incorporated by reference to Exhibit 99.10 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(8) Joint Press Release dated January 7, 2002 (incorporated herein by reference to Exhibit 99.1 of Dycom Industries, Inc.'s Form 8-K filed on January 7, 2002).

(a)(9) Joint Press Release dated January 7, 2002 (incorporated herein by reference to Exhibit 99.1 of Arguss Communications, Inc.'s Form 8-K filed on January 8, 2002).

(b)         None.

(d)(1) Agreement and Plan of Merger, dated as of January 7, 2002, among Dycom Industries, Inc., Troy Acquisition Corp. and Arguss Communications, Inc. (incorporated by reference to Annex A of the Prospectus forming a part of Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(d)(2) Stockholders' Agreement, dated as of January 7, 2002, among Dycom Industries, Inc., Troy Acquisition Corp., Arguss Communications, Inc. and certain stockholders of Arguss Communications, Inc. (incorporated by reference to Annex B of the Prospectus forming a part of Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(d)(3) Confidentiality Agreement between Dycom Industries, Inc. and Arguss Communications, Inc., dated as of December 11, 2001 (incorporated herein by reference to Exhibit 99.2 to Dycom Industries, Inc.'s Registration Statement of Form S-4 filed on January 23, 2002).

(g)         None.

(h) Opinion of Shearman & Sterling regarding United States Federal Income Tax Aspects of the Merger (incorporated herein by reference to Exhibit 8 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).



ITEM 13.    INFORMATION REQUIRED BY SCHEDULE 13E-3.

            Not Applicable.


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
      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 23, 2002

                                            TROY ACQUISITION CORP.


                                            By: /s/ Steven E. Nielsen
                                                --------------------------------
                                                Name:    Steven E. Nielsen
                                                Title:   President and Chief
                                                         Executive Officer

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 23, 2002

                                            DYCOM INDUSTRIES, INC.


                                            By: /s/ Steven E. Nielsen
                                                --------------------------------
                                                Name:    Steven E. Nielsen
                                                Title:   President and Chief
                                                         Executive Officer

                                  EXHIBIT INDEX


EXHIBIT
NO.

(a)(1) Prospectus dated January 23, 2002 (incorporated herein by reference to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(2) Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.5 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(3) Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.6 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(4) Form of Letter from Dealer Manager to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.7 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(5) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients (incorporated herein by reference to Exhibit 99.8 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(6)      Guidelines for Certification of Taxpayer Identification
            Number on Substitute Form W-9 (incorporated by reference to Exhibit
            99.9 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(7) Summary Advertisement as published in THE WALL STREET JOURNAL on January 23, 2002 (incorporated by reference to Exhibit 99.10 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(a)(8) Joint Press Release dated January 7, 2002 (incorporated herein by reference to Exhibit 99.1 of Dycom Industries, Inc.'s Form 8-K filed on January 7, 2002).

(a)(9) Joint Press Release dated January 7, 2002 (incorporated herein by reference to Exhibit 99.1 of Arguss Communications, Inc.'s Form 8-K filed on January 8, 2002).

(b)         None.

(d)(1) Agreement and Plan of Merger, dated as of January 7, 2002, among Dycom Industries, Inc., Troy Acquisition Corp. and Arguss Communications, Inc. (incorporated by reference to Annex A of the Prospectus forming a part of Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(d)(2) Stockholders' Agreement, dated as of January 7, 2002, among Dycom Industries, Inc., Troy Acquisition Corp., Arguss Communications, Inc. and certain stockholders of Arguss Communications, Inc. (incorporated by reference to Annex B of the Prospectus forming a part of Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).

(d)(3) Confidentiality Agreement between Dycom Industries, Inc. and Arguss Communications, Inc., dated as of December 11, 2001 (incorporated herein by reference to Exhibit 99.2 to Dycom Industries, Inc.'s Registration Statement of Form S-4 filed on January 23, 2002).

(g)         None.

(h) Opinion of Shearman & Sterling regarding United States Federal Income Tax Aspects of the Merger (incorporated herein by reference to Exhibit 8 to Dycom Industries, Inc.'s Registration Statement on Form S-4 filed on January 23, 2002).



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